Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-625-3602
RRE Commercial Center	Honolulu Tel.: 808-352-0749
Majuro, MH 96960	Email: dreeder.rmi@gmail.com
Marshall Islands

February 27, 2020

Atlas Corp.

2600-200 Granville Street

Vancouver, BC V6C 1S4

Canada

Re: Atlas Corp.

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”), counsel to Atlas Corp., a corporation formed under the laws of the RMI (the “Corporation”), in connection with the filing of a Post-Effective Amendment No. 1 to Registration Statement on Form F-3, File No. 333-230524 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 38,461,539 common shares (the “Shares”), par value US$0.01 per share, of the Corporation.

In connection with this opinion, we have examined originals or electronic copies, certified or otherwise identified to our satisfaction of the following documents (together the “Documents”): (i) the Registration Statement; (ii) the Corporation’s Amended and Restated Articles of Incorporation; (iii) the Corporation’s Amended and Restated Bylaws; and (iv) resolutions of the Board of Directors of the Corporation’s predecessor and of the Corporation, approving the offering of the Shares, the holding company reorganization of the Corporation’s predecessor and all actions relating thereto, as applicable. We have also examined such corporate documents and records of the Corporation and other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents. As to various questions of fact, which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Corporation and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of the RMI, made in any of the Documents is true, accurate and complete.

Based upon and subject to the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the RMI. No opinion is expressed as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us under the heading “Legal Matters” in the Registration Statement, without admitting we are an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

Dennis J. Reeder
Reeder & Simpson, P.C.